University General Health System Enters Next Stage in Development of Alvin Community Hospital in Houston Metropolitan Area

HOUSTON, TX -- (Marketwired - October 14, 2013) - University General Health System, Inc. (OTCQB: UGHS) ("University General" or "the Company"), a diversified, integrated multi-specialty health delivery system, today provided an update regarding its development of an acute care hospital in Alvin, Texas, a suburb of Houston. The project is being developed with great support from the City of Alvin.

The hospital is expected to be constructed on a 20-acre campus located on land that is being contributed as an investment by a local land owner. The location of the proposed hospital is approximately a 30-minute drive from the Company's flagship University General Hospital, in Houston, Texas. It is anticipated that local area physicians will participate in the project as real estate investors.

The hospital is anticipated to be developed in three phases. The first phase would include a 10-bed hospital, a 10-bay emergency room, and a diagnostic imaging center. Phase II would include the addition of operating rooms and ICU beds. Finally, Phase III would add additional beds as market conditions warrant.

"This new hospital development complements our growth strategy in furthering the regional expansion of the University General system and provides our physicians and patients access to a high quality healthcare facility close to their homes," stated Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "The large underserved market of 125,000 people that live and work within ten miles of Alvin, which is located just south of Houston. We estimate that there are currently 16,000 visits to emergency rooms and over 4,000 ambulance transports annually within the areas expected to be served by the Alvin Hospital. Working with the mayor and managers of the City of Alvin has been very encouraging, and we share their commitment to the health care needs of their community and constituents."

The Company also announced that all lawsuits related to the land investment, which previously delayed the project, have been dismissed with prejudice.

About University General Health System, Inc.

University General Health System, Inc. is a diversified, integrated multi-specialty health care provider that delivers physician-centric and high quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas metropolitan areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Forward-Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Donald Sapaugh
President
(713) 375-7557 x 105
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(830) 693-4400
info@rjfalkner.com